Exhibit 99.2
Qualtrics Appoints Two New Board Members

Omar Johnson and Ritu Bhargava to join the Qualtrics Board

PROVO, Utah & SEATTLE, Jan. 26, 2022 -- Qualtrics (Nasdaq: XM), the leader and creator of the Experience Management (XM) category, today announced that Omar Johnson, an innovative brand-builder and successful marketing executive and founder, and Ritu Bhargava, a seasoned SAP product leader with deep enterprise software experience, will join the Board of Directors effective immediately. With their appointment, the Qualtrics Board of Directors consists of 11 members.

Johnson is a former marketing executive at Beats by Dre and Apple and the founder of ØPUS United, a professional services firm built on his proprietary Culture-Centric Analytics and ØPUS Score. He joins the board as an independent director and will serve as a member of the audit committee. Bhargava is the Chief Product Officer for SAP Customer Experience and an experienced, customer-focused product and engineering leader. In her career, she has held leadership roles at Salesforce and Oracle. She joins the board as an SAP-appointed director.

“Our new members bring impressive experience to the Qualtrics board, from their work inside some of the world’s biggest technology companies,” said Qualtrics CEO Zig Serafin. “Ritu is a customer-first leader with a track record in product and engineering, and Omar is known for his leadership and innovation building breakthrough brands and experiences. The board and I are thrilled to have the opportunity to work with them.”

About Omar Johnson:

Omar Johnson is a founder of ØPUS United, a modern professional services firm that features a multi-disciplined collective of award-winning executives, athletes, strategists, creatives, and musicians. Since its inception, ØPUS has become an extension of the CMO office with its proprietary Culture-Centric Analytics and ØPUS Score. Prior to that, he was the CMO of Beats by Dre and Vice President of Marketing at Apple.
Adweek named Johnson a “Brand Genius,” and Business Insider named him one of the “Most Innovative CMOs” in 2016. Additionally, Johnson has worked on hundreds of winning marketing campaigns at international brands. Through his work with ØPUS United, Johnson has helped develop initiatives, such as We The People and We Got Next, to encourage conversations around racial equity and the empowerment of younger generations to take action.
Johnson is from Brooklyn, NY. He received a BS in Biology and Chemistry from Georgia State University and an MBA from Goizueta Business School at Emory University.

About Ritu Bhargava

Bhargava is currently Chief Product Officer of SAP Customer Experience (CX), heading product, engineering, user experience, strategy, and operations for the entire CX portfolio. She was formerly at Salesforce, where she was head of engineering for Sales Cloud, Salesforce’s flagship product suite. She also spent 10 years at Oracle.

She holds a Bachelor’s degree in Economics and Psychology from Lady Shri Ram College, Delhi University, and an M.B.A. in Finance and IT from the University of Lincolnshire, U.K. She is co-chair of the West Coast Advisory Board for Asian University for Women (AUW), a Bangladesh-based nonprofit dedicated to women’s education and leadership development.

Bhargava enjoys supporting cricketing initiatives in America, having played on the U.S.A. Women’s Cricket team.

Additional Qualtrics governance information: https://www.qualtrics.com/investors/board-of-directors/

Media contact:
Gina Sheibley, Chief Communications Officer
press@qualtrics.com

About Qualtrics

Qualtrics, the leader and creator of the Experience Management (XM) category, is changing the way organizations manage and improve the four core experiences of business—customer, employee, product and brand. Over 16,750 organizations around the world use Qualtrics to listen, understand and take action on experience data (X-data™)—the beliefs, emotions and intentions that tell you why things are happening, and what to do about it. The Qualtrics XM Platform™ is a system of action that helps businesses attract customers who stay longer and buy more, engage employees who build a positive culture, develop breakthrough products people love and build a brand people are passionate about. To learn more, please visit qualtrics.com.